Exhibit 99.2

On August 9, 2006, The Interpublic Group of Companies, Inc. held a conference call. A copy of the transcript of the call follows:

INTERPUBLIC PARTICIPANTS

Jerry Leshne

Senior Vice President, Investor Relations

Michael Roth

Chairman of the Board and Chief Executive Officer

Frank Mergenthaler

Executive Vice President and Chief Financial Officer

TRANSCRIPT

Jerry Leshne:

Good morning. Thank you for joining us. We have posted our earnings release and our slide presentation on our website, www.interpublic.com, and will refer to both in the course of this conference call. This morning we are joined by Michael Roth and Frank Mergenthaler. We will begin with prepared remarks to be followed by Q&A and we plan to conclude before market open at 9:30 a.m. Eastern time. During this call, we will refer to forward-looking statements about our company, which are subject to uncertainties in the cautionary statement included in our earnings release and the slide presentation and further detailed in our 10-K and other filings with the SEC. At this point, I would like to turn things over to Michael Roth.

Michael Roth:

Thank you, Jerry, and thank you all for joining us this morning as we review our results for the second quarter and for the first six months of 2006. Frank will be taking us through the numbers and I’ll begin with some brief remarks, then return with closing comments before turning it over to you for Q&As.

The first thing I would like to focus on is revenue. We have previously indicated to you, in light of the fact that we are cycling through some significant losses, this would be a difficult year for us on the top line. We’re therefore pleased that during the first half of this year, Interpublic experienced organic revenue growth, albeit modest.

All our companies are increasingly capable of winning in the marketplace and we are seeing particularly good momentum in marketing services. So, while the bar on organic will still be high for the rest of the year, we are on track to bring 2006 in around flat on this key metric, which positions us well as we head into next year.

To help you dimensionalize the challenge, I remind you that, at the beginning of this year, when we reviewed the events that took place in 2005, we provided the market with a revenue re-baseline for our business. This took into account last year’s client losses as well as our plans to divest businesses that were not profitable, non-strategic, or in markets where achieving Sarbanes-Oxley

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standards would not be possible or practical. The re-baseline was one of the many efforts we have made to provide transparency.

We indicated our book of business going into this year was in the order of $5.9 billion, compared to the $6.3 billion we reported for 2005. Approximately half of the delta is being driven by previously disclosed client losses. The fact we are showing some positive growth in spite of this considerable headwind is encouraging. We see it as the strong indicator that our company is in position to meet the turnaround goals set at our Investor Day of competitive organic growth by 2008.

In recent discussions with a number of our major clients, I’ve been pleased to hear that so many of our agencies are making valuable contributions to our clients’ business and that we’re making progress in stabilizing certain client relationships. Our clients are aware that the marketing landscape is changing dramatically and they must participate in these changes. They are looking for ways to leverage their brands by building deeper and more lasting connections with consumers and they’re looking for us to help them navigate the fragmenting media space with fully integrated offerings.

Clients are also looking for support in key growth markets. We are very well positioned in India and have solid assets in Brazil and Russia. Building on our presence and the quality of our capabilities in China will be a key priority for us going forward.

Moving to the cost side of our results, you can see the first indications of the step-down in professional fees that we had said would begin in this quarter and continue through next year. This is encouraging in that it shows we are turning the corner on the financial control issues that have hampered this company for some time now.

In terms of salaries and related, we are not yet showing the progress we would like to see. Last quarter, I said to you that much of our focus at corporate in 2005 and 2006 had been on controls and our financial review, and that our focus would shift to working with operating managers in order to implement stringent cost controls. We are engaging actively in these discussions. The topic was at the top of the list during all our recently completed operating reviews, and our focus for the balance of this year will be on managing costs and delivering margin improvement.

Another item that bears mention is the completion of the ELF transaction, which replaced the facility due to lapse in 2007 and gives us greater financial flexibility. This will enable us to keep our eyes squarely on the real keys to completing our turnaround -- first, competitively positioning our agencies, and second, driving improved profitability.

At this point, I’ll turn things over to Frank and then rejoin you to provide a little more commentary on the tone of our business. Frank?

Frank Mergenthaler:

Thank you, Michael. Good morning, everyone. Before I get to my presentation, I’d like to make a few general observations.

We are making real progress in remediating our control weaknesses. Our work plan will have us Sarbanes-Oxley compliant by the time of our 2007 10-K filing. We are on schedule to meet that

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objective, which will be a very significant milestone for Interpublic. Getting our arms around financial controls means our global finance teams can focus on operational finance. By getting the organization under control, we will have better tools and visibility to manage the business and drive margins. This transition can only happen quarter by quarter. While Michael and I are impatient when it comes to improving profitability, we are beginning to see progress.

We are also making strides on other key initiatives such as our shared services rollout, financial systems upgrades and simplification of our complex organizational structure. The benefits of these activities will be considerable, and we are very focused right now on execution.

With that said, let’s move on to our review of our performance for the quarter and year-to-date. I’ll now turn to the slide presentation that accompanies the webcast of this call and is available on our website.

Beginning on slide 2, you’ll see that reported revenue for Q2 was $1.53 billion, a decline of 4.8% from Q2 ’05. Organic revenue decline was 3.1%. Excluding the impact of quarterly revenue deferrals, the underlying organic decline in the quarter was approximately 0.4%. As was the case in the first quarter, it’s worth drilling down a little bit to get a better understanding of this very important metric.

In both quarters, the organic change was significantly affected by our prior year revenue recognition processes. As compared to the current year, the second quarter of 2005 included approximately $43 million of revenue primarily for services performed in prior quarters but not recognized in those periods due to lack of persuasive evidence. These higher than normal deferrals last year were related to weak financial processes and discipline and only affected the first and second quarters from a comparable perspective. Deferrals, therefore, had a positive impact on our Q1 revenue growth this year, which we clearly called out on our conference call. Conversely, deferrals had an adverse impact on Q2, though they had little or no effect on the six-month trends. For the half year, organic revenue increase was 0.5%.

At our Investor Day in March, we stated that overcoming net client losses in 2005 to achieve flat organic growth for the year would be solid performance. We also shared our view that to do so would be an early positive indicator of progress in the turnaround. Through six months, we are on track to meet this goal.

Moving on, second quarter operating expenses were $1.46 billion, a decline of 2.6% from a year ago. This reflects the impact of business dispositions as well as decreases in professional fees of $19 million from the second quarter of 2005. Operating income was $77 million compared to $116 million in Q2 ’05. Earnings per diluted share were $0.11 compared to only $0.01 in the same period last year.

As you know, in early June we closed on a new $750 million standby credit facility. The Enhanced Liquidity Facility greatly improved our overall liquidity and financial strength by locking in committed standby financing for a term of three years. This transaction results in only minimal potential share dilution and does not include the limitations and restrictions that existed in the previous bank facility. As Michael pointed out, we believe this was a strong move that provides us with true standby liquidity.

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Turning to slide three, our P&L for the second quarter. We will cover revenue in more detail shortly. Salaries and related expenses were essentially flat. Office and general expenses were $505 million in the quarter, a decrease of $39 million from a year ago. Excluding the impact of currency and net business dispositions, O&G expense declined $20 million, which primarily relates to reduced professional fees. Below operating income, net interest expense was $26 million, approximately the same as last year. Other income was $25 million, primarily reflecting an $18 million gain on the sale of a non-strategic investment in Asia Pacific during the second quarter.

The provision for income taxes was $2 million in the quarter compared to $80 million a year ago. Our effective tax rate was favorably impacted by the release of valuation reserves on a loss carryforward in a foreign jurisdiction. This was the result of our restructuring businesses so that profitable operating units will be able to shield future income with existing NOLs. We also benefited from the release of reserves triggered by prior audits settled in the quarter.

Net income was $69 million in this year’s second quarter compared to $9 million in Q2 ’05. Earnings per diluted share was $0.11 compared with $0.01 a year ago, and our 4.5% convertible notes were dilutive in this year’s quarter, which is the driver of most of the difference in diluted and basic shares you see.

On slide 4, we focus on the revenue story. The organic change for the quarter was a negative 3.1%. Exchange rates had a positive impact of 1%, net dispositions accounted for a negative 2.8% and the impact of deferred revenue recognition year-over-year was approximately negative 2.7%. This brings us to an underlying like-for-like organic revenue decline of 0.4%. As you can see, organic revenue growth was up slightly for the six months.

The lower half of the slide shows segment performance. For the quarter, on an organic basis, revenue decreased 4.4% at IAN, which was most heavily affected by the revenue recognition deferrals, and increased 5.5% at CMG. Within our Integrated Agency Networks segment, organic revenue at McCann increased excluding the impact of deferrals. Organic revenue was flat at Draft FCB, and Lowe declined. CMG’s strong performance was led by continuing organic increases in our public relations and our branding businesses. Revenue in event and sports marketing also saw modest organic increases.

Slide 5 provides a regional breakout for the quarter and six months. Reported and organic figures for the U.S. reflect most of the impact of the revenue deferrals mentioned earlier. The Q2 organic decrease was 4.9% in the U.S., with a more moderate decrease of 1.2% excluding the effect of the deferrals. Growth in the U.S. was led by PR. There was also strength in the interactive space as well as in direct and activation.

Internationally, organic revenue decreased slightly. Reported changes reflect business divestitures, which had particular impact on continental Europe in Q2. Performance in the U.K. also lagged, as a number of our units have new management teams looking to get traction on turnaround plans. Growth internationally came from our CMG segment. In the BRIC markets as a whole, we had double-digit revenue growth compared to a year ago, paced by very strong growth in India.

On slide 6, we provide a closer look at operating expenses. Salaries and related expenses were $951 million compared with $954 million, or 62.1% to revenue in the current period. Excluding the impact of net business dispositions and currency exchange rates, salaries and related expenses

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increased slightly. We continue to invest in growth areas to drive revenue, particularly within the marketing services and in our digital offerings as well as key growth markets such as Asia. Severance expense was $22 million, in line with the second quarter a year ago.

Office and general expenses were $505 million in the second quarter, a decrease of $39 million from a year ago. Excluding the impact of currency exchange rates and net dispositions, O&G expense declined 3.6%. This was primarily the result of a decrease in professional fees of approximately $19 million. As we said before, our expectation for the full-year continues to be that we’ll see a significant decline in professional fees from last year’s level and another important step-down in 2007.

For the quarter, total D&A was $63 million, consisting of depreciation of $42 million, amortization of $13 million of stock-based compensation, plus $8 million of bond and other financing amortization.

Turning to slide 7 and cash flow, second quarter cash flow from operations was $17 million. Cash used in working capital, highlighted in yellow, was $105 million. That change reflects $45 million of vendor and client payments. Also, consistent with our disclosure in the first quarter of this year, we had a Q2 tax payments of $60 million to settle prior period tax audits. As we highlighted in our Q1 call, employee incentive payments were made in the first quarter this year, but were paid in Q2 last year.

In the investing activity section, cap-ex was $22 million in the quarter, which puts us at $41 million for the six months. Our expectation remains that cap-ex for the full year will be in the range of about $150 million, consistent with last year’s level, as we continue to make critical investments in systems and software as well as real estate consolidations.

Net cash from business dispositions was a source of cash both this year and last, reflecting rationalization of our business portfolio. We have begun to consider increasing our affiliate investments in targeted, high growth regions and disciplines.

Financing activities reflect higher debt issuance costs in Q2 related to the ELF transaction. As you are aware, we also purchased a call spread option to reduce the potential cash cost or dilutive effect of the ELF warrants.

On slide 8 we present the current portion of our balance sheet as of June 30 ’06 and ’05 and year-end 2005. Highlighted in yellow, cash and short-term marketable securities was $1.6 billion this quarter, approximately equal to the level of a year ago.

While we usually show you the current portions of our balance sheet, there are a couple of items worth noting this quarter from the non-current sections. There has been a decrease in our investments line by approximately $41 million from the beginning of the year due primarily to the sale of a non-strategic holding in Asia Pacific. There is also an increase in other assets of $86 million, chiefly due to the ELF transaction, reflecting capitalized issuance costs and the accounting for the fair value of the warrants.

Our debt maturity schedule can be found on slide 9. There is no change from the first quarter of this year. Total long-term debt at quarter end was $2.2 billion.

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As Michael and I have said previously, we believe that a conservative approach to liquidity is appropriate for our company. And keeping with that, access to committed standby liquidity is crucial for a business that has significant seasonal cash swings and is in a turnaround. The ELF transaction, closed in early June, assures us of $750 million of committed contingent liquidity for a three-year term. We’ve detailed the economics of the new facility in two new slides that appear in the appendix to this presentation.

Before turning it back to Michael, I’d like to provide a brief recap. First and foremost, Interpublic is no longer looking in the rearview mirror at past financial statements. We are moving forward with great urgency as we focus on revenue growth and margin improvement. We have communicated to you on past calls that professional fees would be the first significant cost item to fall away, to be followed by stringent controls on salary and related as we improve our financial systems and discipline. Our key corporate cost initiative is developing on schedule. In recent meetings, every one of our unit CFOs has commented that this quarter’s close was the smoothest they’ve ever had. Our outside auditors have also mentioned that they are seeing significant improvement in our systems and processes. We’ve concluded six months during which we made up a great deal of lost ground with organic revenue increases. Our largest unit is performing well and we’re seeing very good results in our marketing services assets. Transitional costs have begun to recede. We are getting real visibility into the business and preparing to aggressively attack the fixed portion of our cost base. These are all welcome developments that put us on a course to meet the turnaround objectives that we outlined for you earlier this year.

Now I’ll turn it back to Michael for some closing comments.

Michael Roth:

Thank you, Frank. Before opening up to questions, I’d like to add some comments on progress at our major units. The tone of our business is good.

More specifically, we are seeing benefits from the investments we’ve made across the board at the Worldgroup over the past 18 to 24 months. Both MRM and Momentum are performing well as is the core agency in North America. For the year, Worldgroup is on track to post solid organic revenue growth and double-digit margins. This performance will lay a strong foundation for our collective success in the future.

CMG’s positive performance is being driven primarily by the two major PR brands, Weber Shandwick and GolinHarris, with Jack Morton also contributing. Branding and design are really coming back for us. These businesses are clearly benefiting from the growth in marketing services. In fact, spending at nearly all of CMG’s top 20 clients is trending upward. Management is also paying close attention to upgrading the offering in key growth markets, especially China.

Back in May, the new team at Lowe outlined our plans to get the agency back to its creative focus, getting it working closely with Interpublic marketing service companies without regard to silos, and to pare its operations. Progress to date on this plan has been good. The agency was a top performer at Cannes, the industry’s most important award competition. Clients are supportive of the new hub structure and pleased with the talent that Lowe continues to attract. The agency recently had a major win in London with John Lewis. Lowe is also expanding its relationships with strong

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agencies in India and Brazil, which are key for a number of its multinational clients and will help drive future growth. Taken together, these actions position Lowe for a stronger 2007.

We’ve also seen stabilization on the media front. We have indicated that was a key priority for our media operations. The other was to strengthen the two major operating brands. We’ve made solid headway there as well, with new regional management across Universal McCann and new teams in EMEA and North America at Initiative. It’s worth noting that of late, Initiative has been posting some nice wins against tough competition, including a number of Pan-European assignments such as Bang & Olufsen and Burger King. We feel good about the fact that the quality of both Universal McCann and Initiative’s media offering is much more contemporary and competitive than it was a year ago, although there is still a good deal of work to be done in this important area.

Our independent agencies continue to provide fully integrated services to domestic clients and add a strong creative component to our offering and continue to post significant wins, including this morning’s news that Fitzgerald has won the Intercontinental Hotels business for North America.

Last but not least, we are pleased with the integration efforts of Draft FCB. The process is proceeding on schedule and we will be ready to reveal the new organizational structure, global management, go-to-market positioning and full integration plan in September as promised. Even ahead of this, the agency has been drawing interest and support from clients who believe this to be a modern and differentiated model. Client retention has been positive and we’ve seen wins like Merrill Lynch and the consolidated European Atari assignment. Most telling, even before finalizing its teams and its go-to-market story, Draft FCB was just named a finalist in the Wal-Mart pitch. This says to us that the rationale for the merger is strong and that Draft FCB is on its way to becoming a powerful force in the marketplace.

The headlines from the quarter and the half year are that through the first six months organic revenue gains have allowed us to claw back last year’s losses and that the step-down of professional fess, as we have previously identified, has in fact begun. We are focused on addressing other cost opportunities. The tone of the business is solid, and we’re making progress operationally at all major units. I believe these are all steps in the right direction and that we remain on track to meet the turnaround goals we outlined for you in May during Investor Day. This, in turn, should enhance shareholder value.

With that, I’ll now turn the floor over to your questions.

QUESTIONS AND ANSWERS

1. Question:

Two quick questions on Draft FCB. First, can you give us an update? I know that there are several big client conflicts with Draft FCB. Michael, can you give us an update on where you are in discussions with those advertisers?

And then secondly, just regarding headcount, I know you’ve said that the Draft FCB combination wasn’t about cost savings, but I have to imagine that either through attrition or redundancy there will be some headcount reductions there. Have you started to see any of that yet in the quarter?

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Michael Roth:

First of all, we’ve been very pleased with the retention of our clients vis-à-vis any conflicts and we’ve had discussions with all of our clients regarding conflicts, and to date, we’re well positioned. So I believe we’re reasonably comfortable that going forward this transaction -- in our analysis in any transaction of this size, you can assume that there’ll be some fallout -- and to date, frankly, we’re doing better than even we expected, and that’s encouraging for us.

As far as headcount, you’re absolutely right, we did not do this as a cost-efficiency move, but obviously, when you move two companies together, that is part of the analysis that we’re doing. In September, we will outline our structure, and I would think there’d be some savings -- whether it be real estate or people -- but we haven’t seen any major reductions anticipated at this point.

Question:

Frank, just quickly on professional fees, now that we’re eight months into the year, I know you said that professional fees will scale down significantly this year. Is the 3% that we saw for the quarter, the 3% of revenue for the quarter a good run rate for the second half of the year or is there anything that we can expect in either Q3 or Q4 that would cause that to increase?

Frank Mergenthaler:

I don’t know if 3% is an appropriate run rate. We expect it to step down, that’s what we’ve been saying consistently. Whether that translates to the 3%, not sure as of yet. We are working through Sarbanes-Oxley audit plans and our audit plans with our auditors and we’re just committed to aggressively managing those costs and doing more or as much as we can internally. So we believe on a run rate basis a 3% number is probably appropriate. Whether we’re going to get there for the back half of the year is still in question.

2. Question:

It sounds like the new business wins this year and an increase in client spending has offset the client losses of last year. Also, it sounds from your comments that the major agencies seem to be doing a bit better.

I guess given all that, why wouldn’t we expect a bit better growth than flat to slightly down in the back half of the year, considering the comps do get a bit easier?

Michael Roth:

Well first, we’re still overcoming client losses and we still expect to see the impact of some client losses for the balance of the year. So that will have an impact on it.

I think what that does and the message here is that bodes well for us going into next year and as we indicated -- early on in the year we said if we come in flat or slightly down for 2006, we would view that as positive. The hole in the second half is around $80 million plus, which is a pretty big

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number, so we’re being somewhat conservative in our statements.

Question:

But you would say year-to-date you feel that on a new business standpoint you’re definitely net positive?

Michael Roth:

Yes, absolutely. Remember, on the new business, we don’t see the revenue until later on. New business is announced and we don’t see the actual revenue for a while. So the answer is yes, for new business for the first six months, we’re net positive.

Question:

If you look at your weakness in Europe, do you feel that it’s more company-specific or do you think it’s general weakness in the overall market? And then specifically with McCann, I don’t know if you can comment, but if McCann is profitable internationally at this point.

Michael Roth:

We don’t comment on whether a particular region is profitable or not. I think it’s both, and I think in particular McCann, we’ve added a lot of regional support and management in Europe, and we’re confident that we’ll see traction from those changes going forward.

Frank Mergenthaler:

Where we are struggling is the U.K., and that’s not in one business. We’ve got a number of new teams in the U.K. with all of our businesses, so you’ve got turnarounds going on, so we would hope to see some improvement there, but for the first six months that performance has not been there.

Question:

It sounds like the pipeline for new business looks encouraging. If you can just comment if any of your top ten clients are currently in review that you’re aware of?

Michael Roth:

We’re not aware of any of our top clients being in review. And you’re right, the pipeline is encouraging, and I think the tone of our business is good and we’re working it pretty hard. As with any other company, we’re always in constant discussion with our competitor’s clients. We have relationships and you never know what happens, so I don’t think you see as much in the marketplace as what’s in review or not, but we’ve been meeting with all our major clients. I in

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particular have been meeting with them and I’m comfortable with our major clients.

3. Question:

Frank, could you talk a little more about the working capital outflow in the second quarter? If I heard you right, it looks like it all came from vendor payments and tax payments. Can you just clarify that?

Frank Mergenthaler:

Those two payments were roughly $100 million.

Question:

Okay. So we didn’t see any working capital outflows from previously lost accounts?

Frank Mergenthaler:

No.

Question:

There’s been no drawdown on the ELF facility, correct?

Frank Mergenthaler:

No.

Question:

I know it’s difficult to talk about single clients, but what’s happening with Digitas and GM? Is there anything you can say about GM?

Michael Roth:

General Motors continues to be a very important partner for us. I’ve recently visited with them. I’m encouraged with their reaction to all of our offerings and the work that we’re doing, and we’re just looking forward to strengthening our relationship with that client. I think the rest you read about as everyone else, but I think, frankly, General Motors showed some good results in terms of their sales and we’re working very closely with them and we expect to continue to build on that relationship.

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Question:

Were you surprised by Publicis’ loss of Cadillac or is that something that you knew was coming?

Michael Roth:

I pay attention to our clients and what we’re doing, and what happens with our other competitors, that’s their concern.

Question:

Okay. So that didn’t raise any flags with you?

Michael Roth:

It raises flags, of course. The question is: why didn’t we get it? But the point is that we want to make sure that we’re servicing our clients with all our assets as best we can and I’m comfortable we’re doing that.

4. Question:

Just wondering if you could just talk about what other steps towards cost progress you’d expect to unfold in the second half beyond lower professional fees? And also, I was just wondering if you could remind us where you expect professional fees to normalize eventually? Thank you.

Frank Mergenthaler:

On the cost side, I’ll answer the second question first. As I mentioned, I think 3% probably of revenue on a run rate basis is probably a reasonable number. But again, until we get controls remediated, control weaknesses remediated and we see what kind of normal steady state looks and then work with our auditors to figure out what that means, that’s still a guess right now.

With respect to other cost opportunities, I think the area that we’re pushing very hard on is the salary and related, and we’ve got a bunch of things in play right now. We still have our control issues, so you still have a lot of manual effort being thrown at those control weaknesses until more system processes are in place, and the second thing is we’ve got growth going on in our businesses. We’re investing behind growth assets and as we move away from some of our control weaknesses and we can put things more in shared services and drive common financial platforms, we’re going to be pushing very hard to see non-client facing headcount pushed out of the organization. I think that’s something that -- are we going to see it in Q3, we’re hoping we see traction in Q3, but that’s quarter-to-quarter and will take some time, but that’s kind of where we’re focused on.

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Michael Roth:

And the other thing is, whenever we have our operating reviews, we look at if there are increases in salary and related, we make sure that it’s tied to revenue and it’s not to-be-generated revenue. I think one of the things you see is that we have delved into the analysis to see that we’re adding people where the new business is being generated because, let’s face it, this is a people business. So in one hand, if your revenue is going up, we want to see that if there are increases in salary that it relates to the new business as opposed to just adding people for expected new business.

5. Question:

The SEC settlement, can you just give us what the status of that is and has there been any changes, do you expect to resolve that in the near-term?

And then the prior restatement liabilities that you guys have talked about, which is now about $250 million cash, I think you stated, over the next two years. Any update on that?

And then the final cash outflow question I had was about restructuring charges, that being cash restructuring charges right now. You guys expect, at least based on your disclosure, to pay out about $45 million going out a period of time. Any changes to that, considering FCB and so forth?

Michael Roth:

As far as the SEC, I wish I could tell you that we had an answer to that. We continue to work closely with the SEC, and we’re trying to drive this as quickly as possible, but it’s very difficult to move the SEC, as you know. They have their hands full right now with a number of other issues. So we have no real news to disclose with respect to the SEC. We would love to be able to say we’re going to settle it before year-end and, frankly, we would encourage to do that, but again, that’s beyond our control right now. The good news on that one is that we haven’t seen any new inquiries vis-à-vis the SEC and new issues. And that’s important to us. So with respect to that, it’s status quo and we’re trying to move it along as quickly as we can.

On the cash flows, I’ll let Frank address that.

Frank Mergenthaler:

On the restatement liabilities, we paid out about $60 million this year, and a de minimis amount Q4 ’05. The remainder, we’re in contact with clients or have reached out to clients. I think we’ve disclosed in our Q a 15-month payout of the remainder of that liability. From where we sit now, that 15 months still looks like a reasonable number, but this process is taking longer than we had thought. If you remember back when we did the restatement, we thought 12 to 18 months we’d unwind. These discussions are lengthy, they’re relatively complex. We’ve dealt with the majority of our larger clients as of today. We believe most of our top 30 clients will be done by the end of the year, then clients get much smaller so the dialogue gets even more detailed. So that cash payout tail is getting longer.

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With respect to restructuring, the Draft FCB merger, the integration teams are due to report back in September. As we said when we did this deal, this is not a cost deal. With that said, we’ll evaluate the ramifications of those integration plans. If there is a restructuring, we would imagine the amounts to be relatively immaterial.

Question:

I’m seeing the flex in your cost structure going, like you indicated -- really you’re focusing on the salaries and related expense line. And the components of which -- severance, is that, again, given what you guys have digested and over the past year and a half, do you think that will relatively normalize from current levels?

Michael Roth:

I think that it should. We don’t anticipate any huge layoffs that would generate abnormally high severance. I think the numbers that you’re seeing you could assume will be consistent going forward.

Frank Mergenthaler:

I mean last year, we were 2.5% of revenue, which we believe something in the range of 100 basis points to a little more is probably a normalized range and we think that’s probably where we are.

Michael Roth:

This is a growth mode that we want to be in and rather than -- our revenue base is directly related to our people, and therefore it’s important that we continue to invest in new talent and new people so that we meet the needs of our clients and, I think, frankly, that’s a positive sign for us. If we just went out and took huge amounts of talent reductions and severance costs -- you can’t cut costs your way out of the turnaround. We have to do both. We have to keep our eye on costs as well as grow revenue.

Question:

And your incentive comp pool, is that going to change much versus ’05 levels? And generally, how do you accrue for that during the course of the year?

Michael Roth:

Our incentive plans are performance-based, so it’s directly related to the performance of the units as well as the company, and that’s the way it should be. So pay for performance is our mantra and, in fact, when we go through our reviews, that’s part of our discussions with our operating units in terms of where they are in performance and where they are on incentive. As far as accruing, we do

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it as --

Frank Mergenthaler:

Every quarter, we look forward to where -- we re-up our forecast for the year, and based upon where our respective operating units are projecting they come in, they accrue accordingly.

Michael Roth:

Which is the way it should be.

Question:

Temporary help, about 3.7% of revenue last year. Is that number going to materially change? How do you use temporary help nowadays?

The biggest item -- base, benefits and tax -- how do you manage that or how can we think about that number evolving over the next couple of quarters? Is it going to be a function of revenue or is that not really going to be quarterly, just considering what’s going on with your revenue?

Michael Roth:

Well, the taxes, as you know, is a moving number here and it has a lot to do with the tax positions we have on an international basis. We have huge NOL carryforwards and I think what you see in this quarter is reflective of the fact that there are opportunities out there to utilize these tax loss carryforwards and we will be honing in on that as we go forward. Unfortunately, we can’t give you a number that would be used as a pro forma, if you will, effective tax rate because of all these ins and outs.

I think the way to look at it is, as we become profitable, the opportunities for utilizing this become greater and therefore we’ll see flowthroughs of that through the bottom line, but we can’t give you a pro forma number for the tax line.

Frank Mergenthaler:

And on your temp help question, where you see the temporary work is usually when they’re in a growth mode, whether it be new client pitches or existing projects on, or incremental projects on existing clients. So you try and manage temp help, but when you’ve got a fairly robust pipeline of new business and a growing business, temp help is usually the area that helps meet some of your time demands.

6. Question:

I’m wondering if you could help us with what the tax rate would have been without the use of

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valuation allowance and actually also before the gain on the sales of non-strategic assets?

Frank Mergenthaler:

You’ve tracked Interpublic for a long time and you’ve seen our tax rate go all over the map. There’s two ways to do a tax provision. One is an effective tax rate method and if that’s yielding a very odd answer with respect to effective tax rate, you’ve got to do a discrete method. We use a discrete method because we have such thin profitability. We use as a baseline 40%, and we’ve yet to see 40% here, but that’s kind of a normalized effective rate.

Michael Roth:

I can’t help myself being a former tax guy. When you look at this, we’ve done sensitivities and just to give you a range of numbers, if we were to use different tax rates, it’s anywhere from $0.03 to $0.05 on an EPS. I think that’s the number you were trying to get to. But again, don’t use that as a given, but that should give you range and bearing of what that would look like on somewhat of a normalized basis.

Question:

If you could tell us what headcount was at the end of the second quarter?

You made a couple of remarks that would suggest that you are going to start investing in growth again in terms of possible acquisitions, and it sounded like you may be approaching it modestly by increasing stakes in affiliates or taking positions in affiliates. I’m wondering if you are envisioning anything bigger than that in terms of outright purchases, and it sounded like it was more directionally focused on expanding geographies, but I’m wondering if you plan on increasing your presence in marketing services and in interactive in particular?

Michael Roth:

All the above. No, again, as I indicated before, it’s nice to be talking about potential increases in our affiliates or potential strategic acquisitions.

We do not envision any large acquisitions, but again, you’re right, they are, if any, would be strategic to a various geographical areas or particular services, but again, of no significant amounts. And our affiliated companies, in particular in some of our BRIC markets, are where we would expect to potentially increase our affiliations.

Frank Mergenthaler:

Your headcount number was 42,400 at the end of Q2.

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7. Question:

On slide 29, to go back to the salaries and related expenses, do you have a forecast of what quarter the LTM will begin to go down from the 64.1% we are at right now?

Frank Mergenthaler:

I don’t have that visibility to give guidance to that. We’re pressuring our operating units to show traction against where we are now and we’re managing towards an ’08 guidance that we provided the market, and the salary line’s a key component of achieving those margin goals. We focus on that very hard at every operating review and we challenge our units very hard with targets we’ve set out. So our view is, we want to see quarter-to-quarter traction.

Question:

Could you remind us what your huge NOL carry-forward number is?

Michael Roth:

I think the number we have there is $1 billion?

Frank Mergenthaler:

It’s approximately $1 billion.

8. Question:

On the media buying side, given the fact that that’s where some of the more prominent losses were last year, can you just talk about what traction or milestones you’ve reached in turning that around?

Are you in any discussions, active discussions, with employees to buy back individual agencies?

Michael Roth:

First of all, the issues on media weren’t necessarily in the buying side. What we had said before was that our total offering in media was something we wanted to strengthen.

I think with the additions of Nick Brien and other people at Universal McCann and at Initiative with Richard Beaven joining us, and a number of other additions in both, we’ve strengthened both of these units significantly and are clearly more competitive in the marketplace. That was our primary objective with respect to media. The media buying per se was not the area that we were focusing on in beefing up our strength. We have a very solid media buying offering and we always have been, and go-to-market strategies in media is evolving and in the digital as well as the specialty media businesses is where we’re focusing on growing.

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I don’t comment on rumors. There are a lot of wacky rumors out there about our company, about valuation of our units and so on. I think the message there is very clear. We’re in the midst of a turnaround, we believe the best thing we can do right now is put our heads down, go to work, enhance shareholder value by improving margins and grow revenue. And that’s the message from our board and that’s the message we’re giving all our people as we go forward. Our goal is to enhance shareholder value and that’s what we’re going to be doing.

Question:

When you break out professional fees as being down $19 million year-on-year and when I look at it in the slide where you provided it’s down roughly $10 million and I’m trying to understand that on page 16 why the professional fees are only down $10 million and you say it’s down $19 million? Just if you could reconcile that for me.

Frank Mergenthaler:

It may be just on 16 is in the corporate group and the remainder of the delta is our operating units. I think the slide on page 16 is a corporate slide, correct? Yes. That’s just the professional fees at corporate.

9. Question:

First as a follow-up to that full-time equivalent employee question, what was that number middle of last year? I know it was 42,000 end of the first quarter, what was it the middle of last year?

Frank Mergenthaler:

Q2 ’06 was 42,400, Q2 ’05 was 43,700.

Question:

For foreign currency for the second half of the year, I’m just curious what you’re budgeting for that potential impact in the second half of the year?

Frank Mergenthaler:

Budgeting as it relates to translation? Transactions? Budgeting in what area?

Question:

Just in terms of revenues for your foreign currency impact.

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Frank Mergenthaler:

We don’t comment on that.

Question:

Could you just comment, you mentioned off and on throughout your comments about your client wins. Could you just reiterate what your client wins were in the first half of the year and in the second quarter and also on the flip side what your client losses were? And also, are there any significant accounts up for review that you’d like to comment on?

Michael Roth:

I think I answered the question on reviews, we don’t have any major accounts up for review. The major wins, we had Discover Card, H&R Block, Novartis, MassMutual, BF Goodrich, L'Oreal Interactive. For the third quarter, major wins, Deutsch picked up Circuit City, I mentioned Burger King, Initiative, Atari at Draft FCB, John Lewis in the U.K. I guess, the one, the significant one on the losses, although we haven’t lost it yet, is Expedia. That one was a Deutsch client, but we still have Mullen in the finals.

Frank Mergenthaler:

And we also right now --

Michael Roth:

Oh, Safeway.

Frank Mergenthaler:

Safeway -- Dailey on the West Coast.

Question:

Were there any other one-time items in the quarter we should be aware of other than that gain you mentioned?

Frank Mergenthaler:

From a cash perspective, the items we called out with respect to the tax payment and the monetization of some of our restructuring liabilities and other than that, the disposition of the investment in Asia-Pac, that’s probably about it.

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Michael Roth:

Again, thank you all for your participation. Good solid questions, and I hope you get a sense that the focus at our company now is to improve margins, improve revenue and enhance shareholder value. And those are good conversations for us to have with you and we’re all committed to moving that forward as we proceed.

So thank you for your support and we thank you for your participation.

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Cautionary Statement

This transcript contains forward-looking statements. Statements in this transcript that are not historical facts, including statements about management’s beliefs and expectations, constitute forward-looking statements. These statements are based on current plans, estimates and projections, and are subject to change based on a number of factors, including those outlined in our 2005 Annual Report on Form 10-K under Item 1A, Risk Factors. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following:

•	risks arising from material weaknesses in our internal control over financial reporting, including material weaknesses in our control environment;
•	potential adverse effects to our financial condition, results of operations or prospects as a result of our restatements of financial statements;
•	our ability to satisfy certain reporting covenants under our indentures;
•	our ability to attract new clients and retain existing clients;
•	our ability to retain and attract key employees;
•	risks associated with assumptions we make in connection with our critical accounting estimates;
•	potential adverse effects if we are required to recognize impairment charges or other adverse accounting-related developments;
•	potential adverse developments in connection with the ongoing SEC investigation;
•	potential downgrades in the credit ratings of our securities;
•	risks associated with the effects of global, national and regional economic and political conditions, including fluctuations in interest rates and currency exchange rates; and
•	developments from changes in the regulatory and legal environment for advertising and marketing and communications services companies around the world.

Investors should carefully consider these factors and the additional risk factors outlined in more detail in our 2005 Annual Report on Form 10-K under Item 1A, Risk Factors.

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